The Ensign Group Reports First Quarter 2012 Adjusted Earnings of $0.61 per Share

Conference Call and Webcast Scheduled for May 3, 2012 at 10:00 am PT

MISSION VIEJO, Calif., May 2, 2012 (PRNewswire) -- The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services, assisted and independent living, home health, hospice care and urgent care companies, today reported record results for the first quarter of 2012.

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Financial highlights for the First Quarter include:

▪	Consolidated revenues were a record $202.2 million, up 10.5%;

▪
Consolidated EBITDAR was a record $33.6 million, an increase of 3.9% over the prior year quarter and an increase of 16.8% sequentially, in spite of the 11.1% October 1 Medicare cuts and changes to therapy regulations which increased therapy costs;

▪	Consolidated EBITDA was a record $30.3 million, an increase of 5.4% over the prior year quarter and an increase of 19.1% sequentially;

▪
Adjusted net income climbed 230 basis points to $13.2 million, while adjusted earnings per share exceeded the prior year quarter at $0.61 per share compared to $0.60 per share, and were up 26.6% sequentially, compared to $0.48 per share in Q4, while GAAP results were up 124 basis points to $12.9 million, matching Q1 2011 at $0.59, and up 24.6% from $0.48 in the immediately preceding quarter; and

▪	Same-store occupancy grew by 44 basis points over the prior year quarter, and by 169 basis points sequentially, to 83.6%, with Medicare days increasing by 363 basis points over the prior year quarter.

Operating Results

Ensign posted record operating results across most metrics despite the recent and unprecedented 11.1% reduction in Medicare rates to skilled nursing facilities, as well as a simultaneous change in therapy regulations that increased the cost of delivering physical and other types of therapy to skilled nursing patients, all of which went into effect on October 1, 2011.

"Although the work of mitigating the October Medicare cuts and therapy changes is far from over, we are gratified that our facilities and their residents have benefited from the concerted and unified efforts of the finest operational leaders and teams in the profession, who have already made up much of the ground lost last year," said Ensign's President and Chief Executive Officer Christopher Christensen. "And the good news is that we believe there is much more we can do to continue improving our operations across the board, notwithstanding additional challenges on the horizon," he added.

Mr. Christensen noted that operating results were generally in line with annual revenue and earnings guidance which had been published by the company in February. "While we have not predicted what will happen in any particular quarter, we remain confident in the guidance that we've given for this year, and are reaffirming 2012 annual guidance of $830 to $846 million in revenues, with $2.36 to $2.42 in earnings per share," he said, adding that quarterly fluctuations in key metrics are normal, making short-term projections difficult at best.

In other results, Chief Financial Officer Suzanne Snapper reported that same-store skilled revenue, which declined by 5.1% in the quarter, was offset by significant increases in skilled revenue at transitioning and recently acquired facilities, resulting in an increase in consolidated skilled revenue of 3.3%. "This metric alone demonstrates the strength inherent in our core business model of acquiring underperforming facilities at advantageous prices, building their skilled mix, and turning them around," stated Ms. Snapper, noting that tremendous organic upside consistently exists in Ensign's transitioning and recently-acquired portfolios, which typically average approximately 40% less skilled revenue mix than Ensign's same-store facilities.

She added that, notwithstanding the quarter-over-quarter decline in same-store skilled revenue, the same store-store facilities have shown marked progress in mitigating the 11.1% cut to Medicare rates that took effect in October 2011, with an increase of 6.8% sequentially over the last quarter of 2011, even with a slight decrease in Medicare length-of-stay during the quarter, which is positive.

She also highlighted same-store revenue, which was only off by 1.4% in the quarter, despite the October Medicare cuts. "Increased occupancy in our same-store portfolio, especially as we grew Medicare days by 363 basis points and Medicaid subacute days by 22.9%, has almost completely offset the top-line effects of the Medicare cuts," she noted. Increased costs due largely to changes in the way therapy services are delivered also continued to impact same-store pre-tax earnings, which declined by $3.2 million quarter over quarter, but were "encouragingly up" by $1.3 million sequentially, she added.

Fully diluted GAAP earnings per share were $0.59 for the quarter, compared to $0.59 per share in the first quarter of 2011, and $0.48 in the immediately preceding quarter. Adjusted non-GAAP earnings for the quarter were a near-record $0.61, compared to $0.60 per share in the first quarter of 2011, and $0.48 in the immediately preceding quarter. The record was $0.62, which was set in the third quarter of 2011, the last full quarter prior to the implementation of the recent Medicare cuts and therapy rule changes.

A discussion of the company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to EBITDAR and EBITDA, as well as a reconciliation of GAAP earnings per share and net income to adjusted net earnings per share and adjusted net income, appear in the financial data portion of this release.

More complete information is contained in the Company's 10-Q, which was filed with the SEC today and can be viewed on the Company's website at http://www.ensigngroup.net.

2012 Guidance Affirmed

Management reaffirmed 2012 annual guidance, projecting revenues of $830 million to $846 million, and net income of $2.36 to $2.42 per diluted share, for the year. The guidance is based on diluted weighted average common shares outstanding of 22.1 million and assumes, among other things, no additional acquisitions or dispositions beyond those made to date, no decline in overall Medicaid reimbursement rates including provider tax increases, a normalized tax rate of approximately 39%, and that tax rates do not materially increase. It also excludes expenses related to normalized rent from one operating lease for a not-yet opened facility, as well as expenses related to the DOJ investigation, which can vary widely from quarter to quarter depending on the DOJ's activities and the required response by the Company. It does not exclude costs related to cost mitigation efforts, which are ongoing and included in reported non-GAAP operating results.

Quarter Highlights

Dividend Declared

During the quarter, the company's Board of Directors declared a quarterly cash dividend of $0.06 per share of Ensign common stock. Ensign has been a dividend-paying company since 2002, and has increased its dividend every year.

Growth by Acquisition

Also during the quarter and since, the company announced the acquisition of one skilled nursing facility, one assisted living facility, two home health businesses and a hospice business, in four separate transactions. The facilities and businesses were purchased with cash, and include:

•	In Idaho, Monte Vista Hills Healthcare Center, a 113-bed skilled nursing facility located in the growing Pocatello market.

•	Also in Nevada, Park Place Assisted Living, a 60-unit assisted living facility in the growing Reno market.

•	In Oregon, Connected Home Health, a home health agency based in Portland. This acquisition represents Ensign's first foray into the Oregon healthcare market.

•	In Utah, Zion's Way Home Health & Hospice, a thriving home care provider with multiple agencies in Southern Utah and Page, Arizona.

The acquisitions brought Ensign's growing portfolio to 104 facilities, 79 of which are Ensign-owned, with Ensign affiliates holding purchase options on five of Ensign's 25 leased facilities, as well as four hospice companies and six home health businesses, spread over 11 states. Management reaffirmed that Ensign is actively seeking additional opportunities to acquire both well-performing and struggling long-term care, home health and hospice operations across the United States.

Urgent Care Joint Venture

In January 2012, Ensign announced the formation of Immediate Clinic, a joint venture to develop and operate urgent care facilities and related businesses. Immediate Clinic's state-of-the-art walk-in clinics will offer daily access to healthcare for minor injuries and illnesses, including X-ray and lab services, all from convenient neighborhood locations and with no appointment. Design and construction for several new locations is currently underway, and Immediate Clinic is also seeking opportunities to acquire existing urgent care operations across the United States.

On March 1, 2012, Immediate Clinic acquired Doctors Express, a national urgent care franchise system with 51 franchised Doctors Express centers currently in operation across the United States. A total of 145 Doctors Express franchises have been awarded in 24 states, and approximately 72 of those franchises are expected to be operating by the end of 2012.

The Immediate Clinic/Doctors Express investment allows Ensign to further expand its footprint within the full continuum of care, while simultaneously diversifying its revenue sources. To date, Ensign has committed $4 million to the venture, a portion of which was used to fund the initial investment in Doctors Express.

Conference Call

A live webcast will be held on Thursday, May 3, 2012 at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) to discuss Ensign's first quarter 2012 financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors section of the Ensign website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific Time on Friday, May 25, 2012.

About Ensign™

The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, home health and hospice services, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients at 104 facilities, four hospice companies and six home health businesses in California, Arizona, Texas, Washington, Utah, Idaho, Colorado, Nevada, Iowa, Nebraska and Oregon. Each of these facilities and businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the home health and hospice businesses, the Service Center or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management's current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to the company's business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve facilities, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of facilities; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of facilities; competition from other companies in the acquisition, development and operation of facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its facilities if necessary. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the company's periodic filings with the Securities and Exchange Commission, including its Form 10-Q, which was filed today, for a more complete discussion of the risks and other factors that could affect Ensign's business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

THE ENSIGN GROUP, INC.
GAAP and ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31, 2012
		Non-
	As Reported	GAAP Adj.	As Adjusted
Revenue	$202,160		$202,160
Expense:
Cost of services (exclusive of facility rent and depreciation and amortization shown separately below)	160,829	(315)(1)(2)	160,514
Facility rent-cost of services	3,321	(171)(3)	3,150
General and administrative expense	7,697	(256)(4)	7,441
Depreciation and amortization	6,924	(184)(5)	6,740
Total expenses	178,771	(926)	177,845
Income from operations	23,389	926	24,315
Other income (expense):
Interest expense	(2,925)		(2,925)
Interest income	51		51
Other expense, net	(2,874)		(2,874)
Income before provision for income taxes	20,515	926	21,441

Tax impact of non-GAAP adjustments		358(6)
Adjustment to increase tax rate to 38.9%		252(7)
Provision for income taxes	7,687	610	8,297
Net income	$12,828	316	$13,144
Less: net income (loss) attributable to noncontrolling interest	(76)		(76)
Net income attributable to The Ensign Group, Inc.	12,904	316	13,220
Net income per share:
Basic	$0.61		$0.62
Diluted	$0.59		$0.61

Weighted average common shares outstanding:
Basic	21,251		21,251
Diluted	21,796		21,796

(1)	Represents acquisition-related costs of $74.

(2)	Represents costs of $241 incurred to recognize income tax credits which contributed to decrease in effective tax rate.

(3)	Represents normalized rent for a facility under an operating lease which the Company has begun construction activities, but has not commenced skilled nursing operations.

(4)
Represents legal costs incurred in connection with the ongoing investigation into the billing and reimbursement processes at some of our subsidiaries being conducted by the United States Department of Justice (DOJ).

(5)
Represents amortization costs related to patient base intangible assets acquired. Patient base intangible assets are amortized over a period of four to eight months, depending on the classification of the patients and the level of occupancy in a new acquisition on the acquisition date.

(6)	Represents the tax impact of non-GAAP adjustments (1) - (5) at a normalized tax rate of approximately 39%.

(7)
In FY 2011 and 2010, the Company's effective tax rates were a 38.3% and 39.3%, respectively. Therefore, this represents an adjustment to the provision for income taxes to normalize our current quarter effective tax rate to approximately 39%.

THE ENSIGN GROUP, INC.
RECONCILIATION OF NET INCOME TO EBITDA AND EBITDAR
(in thousands)
The table below reconciles net income to EBITDA and EBITDAR for the periods presented:

	Three Months Ended
	March 31,
	2012	2011
Consolidated Statement of Income Data:
Net income attributable to The Ensign Group, Inc.	$12,904	$12,746
Net income (loss) attributable to noncontrolling interest	(76)	—
Interest expense, net	2,874	2,672
Provision for income taxes	7,687	8,294
Depreciation and amortization	6,924	5,059
EBITDA	$30,313	$28,771
Facility rent-cost of services	3,321	3,616
EBITDAR	$33,634	$32,387

THE ENSIGN GROUP, INC.
CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(In thousands)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$32,618	$29,584
Accounts receivable-less allowance for doubtful accounts of $12,794 and $12,782 at March 31, 2012 and December 31, 2011, respectively	94,050	86,311
Prepaid income taxes	246	5,882
Prepaid expenses and other current assets	7,373	7,667
Deferred tax asset-current	8,676	11,195
Total current assets	142,963	140,639
Property and equipment, net	410,773	403,862
Insurance subsidiary deposits and investments	17,168	16,752
Escrow deposits	2,940	175
Deferred tax asset	4,380	3,514
Restricted and other assets	11,975	10,418
Intangible assets, net	5,197	2,321
Goodwill	19,901	17,177
Other indefinite-lived intangibles	9,911	1,481
Total assets	$625,208	$596,339

Liabilities and stockholders' equity Current liabilities:
Accounts payable	$16,603	$21,169
Accrued wages and related liabilities	33,565	41,958
Accrued self-insurance liabilities-current	12,946	12,369
Other accrued liabilities	16,912	18,577
Current maturities of long-term debt	7,028	6,314
Total current liabilities	87,054	100,387
Long-term debt-less current maturities	195,826	181,556
Accrued self-insurance liabilities-less current portion	32,942	31,904
Fair value of interest rate swap	2,150	2,143
Deferred rent and other long-term liabilities	3,206	2,864
Total Liabilities	321,178	318,854
Temporary equity - redeemable noncontrolling interest	11,581	—
Stockholders' equity	292,449	277,485
Total liabilities and stockholders' equity	$625,208	$596,339

The following table presents selected data from our condensed consolidated statement of cash flows for the periods presented:

	Three Months Ended
	March 31,
	2012	2011

Net cash provided by operating activities	$5,318	$18,689
Net cash used in investing activities	(18,321)	(39,219)
Net cash provided by financing activities	16,037	(585)
Net increase (decrease) in cash and cash equivalents	3,034	(21,115)
Cash and cash equivalents at beginning of period	29,584	72,088
Cash and cash equivalents at end of period	$32,618	$50,973

THE ENSIGN GROUP, INC.
SELECT PERFORMANCE INDICATORS
(Dollars in thousands)
The following tables summarize our selected performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended
	March 31,
	2012	2011
	(Dollars in thousands)		Change	% Change
Total Facility Results:
Revenue	$202,160	$182,943	$19,217	10.5%
Number of facilities at period end	104	86	18	20.9%
Actual patient days	851,511	731,485	120,026	16.4%
Occupancy percentage - Operational beds	79.8%	80.6%		(0.8)%
Skilled mix by nursing days	26.3%	26.2%		0.1%
Skilled mix by nursing revenue	50.5%	52.8%		(2.3)%

	Three Months Ended
	March 31,
	2012	2011
	(Dollars in thousands)		Change	% Change
Same Facility Results(1):
Revenue	$141,313	$143,333	$(2,020)	(1.4)%
Number of facilities at period end	62	62	—	—%
Actual patient days	540,265	533,537	6,728	1.3%
Occupancy percentage - Operational beds	83.5%	83.1%		0.4%
Skilled mix by nursing days	29.9%	29.5%		0.4%
Skilled mix by nursing revenue	54.5%	56.6%		(2.1)%

	Three Months Ended
	March 31,
	2012	2011
	(Dollars in thousands)		Change	% Change
Transitioning Facility Results(2):
Revenue	$35,843	$34,309	$1,534	4.5%
Number of facilities at period end	20	20	—	—%
Actual patient days	161,983	161,275	708	0.4%
Occupancy percentage - Operational beds	73.7%	74.2%		(0.5)%
Skilled mix by nursing days	17.8%	15.3%		2.5%
Skilled mix by nursing revenue	38.2%	36.2%		2.0%

	Three Months Ended
	March 31,
	2012	2011
	(Dollars in thousands)		Change	% Change
Recently Acquired Facility Results(3):
Revenue	$25,004	$5,301	$19,703	NM
Number of facilities at period end	22	4	18	NM
Actual patient days	149,263	36,673	112,590	NM
Occupancy percentage - Operational beds	74.4%	75.6%		NM
Skilled mix by nursing days	18.0%	15.7%		NM
Skilled mix by nursing revenue	40.6%	36.8%		NM
_______________________

(1)	Same Facility results represent all facilities purchased prior to January 1, 2009.

(2)	Transitioning Facility results represents all facilities purchased from January 1, 2009 to December 31, 2010.

(3)	Recently Acquired Facility (or “Acquisitions”) results represent all facilities purchased on or subsequent to January 1, 2011.

THE ENSIGN GROUP, INC.
SKILLED NURSING AVERAGE DAILY REVENUE RATES AND
PERCENT OF SKILLED NURSING REVENUE AND DAYS BY PAYOR
The following table reflects the change in the skilled nursing average daily revenue rates by payor source, excluding services that are not covered by the daily rate:

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total		%
	2012	2011	2012	2011	2012	2011	2012	2011	Change
Skilled Nursing Average Daily Revenue Rates:
Medicare	$560.38	$637.92	$485.50	$524.47	$476.76	$448.34	$540.27	$615.32	(12.2)%
Managed care	365.30	367.48	411.41	425.79	441.12	477.61	372.48	372.51	—%
Other skilled	568.25	534.66	568.36	517.62	—	—	568.27	533.65	6.5%
Total skilled revenue	488.49	527.95	470.90	502.37	471.35	450.79	484.89	523.61	(7.4)%
Medicaid	169.90	166.60	163.92	158.23	144.05	131.22	166.28	163.86	1.5%
Private and other payors	199.62	186.91	171.95	170.54	162.60	160.64	183.52	180.95	1.4%
Total skilled nursing revenue	$268.20	$275.46	$219.60	$212.67	$209.49	$191.84	$252.29	$260.25	(3.1)%
The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the three months ended March 31, 2012 and 2011:

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2012	2011	2012	2011	2012	2011	2012	2011
Percentage of Skilled Nursing Revenue:
Medicare	35.5%	38.2%	27.1%	28.5%	34.8%	33.6%	34.0%	36.5%
Managed care	15.1	15.2	8.6	6.8	5.8	3.2	13.2	13.6
Other skilled	3.9	3.2	2.5	0.9	—	—	3.3	2.7
Skilled mix	54.5	56.6	38.2	36.2	40.6	36.8	50.5	52.8
Private and other payors	7.2	7.2	9.6	10.8	26.7	30.1	9.5	8.3
Quality mix	61.7	63.8	47.8	47.0	67.3	66.9	60.0	61.1
Medicaid	38.3	36.2	52.2	53.0	32.7	33.1	40.0	38.9
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2012	2011	2012	2011	2012	2011	2012	2011
Percentage of Skilled Nursing Days:
Medicare	17.0%	16.5%	12.2%	11.5%	15.3%	14.4%	15.9%	15.4%
Managed care	11.1	11.4	4.6	3.4	2.7	1.3	8.9	9.4
Other skilled	1.8	1.6	1.0	0.4	—	—	1.5	1.4
Skilled mix	29.9	29.5	17.8	15.3	18.0	15.7	26.3	26.2
Private and other payors	9.8	10.7	12.2	13.5	34.5	35.9	13.0	12.0
Quality mix	39.7	40.2	30.0	28.8	52.5	51.6	39.3	38.2
Medicaid	60.3	59.8	70.0	71.2	47.5	48.4	60.7	61.8
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

THE ENSIGN GROUP, INC.
REVENUE BY PAYOR SOURCE
The following table sets forth our total revenue by payor source and as a percentage of total revenue for the periods indicated:

	Three Months Ended March 31,
	2012		2011
	$	%	$	%
Revenue:
Medicaid	$73,583	36.4%	$66,225	36.2%
Medicare	69,794	34.5	67,643	37.0
Medicaid-skilled	5,861	2.9	4,411	2.4
Total	149,238	73.8	138,279	75.6
Managed Care	25,692	12.7	24,141	13.2
Private and Other	27,230	13.5	20,523	11.2
Total revenue	$202,160	100.0%	$182,943	100.0%

Discussion of Non-GAAP Financial Measures
EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, and (c) depreciation and amortization. EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, and (d) facility rent-cost of services. The Company believes that the presentation of EBITDA and EBITDAR provides important supplemental information to management and investors to evaluate the Company's operating performance. The Company believes disclosure of adjusted non-GAAP net income and non-GAAP diluted earnings per share has economic substance because the excluded expenses are infrequent in nature and are variable in nature, or do not represent current cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the Company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the Company believes that this non-GAAP measure provides useful information to investors, the specific manner in which management uses this measure, and some of the limitations associated with the use of this measure, please refer to the Company's Report on Form 10-Q filed today with the SEC. The Form 10-Q is available on the SEC's website at www.sec.gov or under the “Financial Information” link of the Investor Relations section on Ensign's website at http://www.ensigngroup.net.